Exhibit 23.2
Independent Auditors’ Consent
The Board of Directors
Sumitomo Life Realty (N.Y.), Inc.:
We consent to the use of our reports dated September 5, 2003, with respect to the statements of revenues and certain operating expenses of 425 Lexington Avenue, New York, New York; 499 Park Avenue, New York, New York; and 1200 19th and M Street, Washington, D.C., and our report dated March 19, 2004, with respect to the statements of revenues and certain operating expenses of 600 Lexington Avenue, New York, New York, incorporated by reference into Post-effective Amendment No. 7 to the Registration Statement on Form S-11 (No. 333-108780) of Hines Real Estate Investment Trust, Inc., and to the reference to our firm under the heading “Experts” in the Registration Statement. Our reports related to the above statements of revenues and certain operating expenses refer to the fact that the statements of revenue and certain expenses were prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenues and operating expenses.
/s/ KPMG LLP
New York, New York
February 13, 2006